As filed with Securities and Exchange Commission on February 1, 2002
                                                  Registration No. _____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                2DOBIZ.COM, INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                         77-0448262
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                                77 Airpark Drive
                              Ronkonkoma, NY 11779

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CONSULTING AGREEMENTS
                              (Full Title of Plan)

                          CSC Services of Nevada, Inc.
                              502 East John Street
                              Carson City, NV 89706
                     (Name and address of agent for service)

                                 (775) 882-3072
          (Telephone number, including area code, of agent for service)

                                 with a copy to:
                            Martin E. Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6050


Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
 Title of each class of       Amount to be          Proposed Maximum       Proposed Maximum          Amount of
    Securities to be         Registered (1)        Offering Price per     Aggregate Offering    Registration Fee (3)
       Registered                                      Share (2)               Price (2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
    $.001 per share            1,895,000                 .43                   814,850                194.75
---------------------------------------------------------------------------------------------------------------------

         TOTAL:                 1,895,000                 .43                   814,850                194.75
---------------------------------------------------------------------------------------------------------------------


(1)  Pursuant  to Rule  416(b),  there shall also be deemed  covered  hereby all
additional  securities  resulting  from  anti-dilution   adjustments  under  the
Consulting Agreement.

(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); based on the average of the bid (.49) and ask (.37) prices for the Common Stock as reported on the OTC Bulletin Board on January 29, 2002.

(3) Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .000239.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents heretofore filed by 2dobiz.com, Inc, (hereinafter, the "Company") with the Securities Exchange Commission (hereinafter, the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (hereinafter, the "1934 Act") are incorporated herein by reference:

     (a) The Company's Annual Report filed on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Commission on May 14, 2001;

     (b) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2001, as filed with the Commission on May 29, 2001;

     (d) The Company's Quarterly Report filed on Form 10-QSB for the quarter ended June 30, 2001, as filed with the Commission on August 21, 2001, as amended by Form 10-QSB/A, as filed with the Commission on August 24, 2001; and

     (e) The Company's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2001, as filed with the Commission on November 20, 2001, as amended by Form 10-QSB/A, as filed with the Commission on December 17, 2001.

     (f) The description of the Company's Common Stock par value $.001 (the "Common Stock") which is contained in the Company Registration Statement on Form 10-12G for the registration of certain classes of securities filed on November 8, 1999, including any amendments and reports filed for the purpose of updating such descriptions.

          All documents filed by the Company with the Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.     Description of Securities.

The Company is authorized to issue 1,790,000 shares of common stock, par value $.001 per share (the "Common Stock"). The Common Stock has been registered under the 1934 Act. As of December 17, 2002, approximately 12,908,680 shares of Common Stock were issued and outstanding.

     The Common Stock, the securities to be registered pursuant to this Registration Statement on Form S-8, entitle the holders to the following rights:

     Voting Rights: Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights; accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

     Dividend Rights: Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.

Item 5.     Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.     Indemnification of Directors and Officers.

     (a) Section 78.7502 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, section 78.7502 provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 78.751 of the NGCL provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NGCL shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action

     (b) The bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company from and against any and all claims, judgments and liabilities to which such directors or officers shall become subject by reason of any action or omission alleged to have been taken by such director or officer, and shall reimburse each director or officer for all legal and other expenses reasonably incurred by him in connection with any such claim of liability, provided, however, that no director or officer shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct.

Item 7.     Exemption from Registration Claimed.

     Not Applicable.

Item 8.     Exhibits.

Exhibit
Number      Description
------      -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1*       Consent of Meeks, Dorman & Company, P.A., auditors to the Company.

23.2*       Consent of Jenkens &  Gilchrist  Parker  Chapin  LLP  (contained  in
            Exhibit 5.1).

24.1*       Powers of Attorney of certain directors and officers of the Company.

99.1* Consulting Agreement dated as of January 24, 2002 by and between the Company and Robert Weidenbaum

99.2* Consulting Agreement dated as of January 24, 2002 by and between the Company and Douglas G. Furth

99.3* Consulting Agreement dated as of January 24, 2002 by and between the Company and M. Robert Walker

99.4* Consulting Agreement dated as of January 24, 2002 by and between the Company and Vincent Molinari

----------

* Filed herewith.

Item 9.     Undertakings.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 29th day of January, 2002.

                                        2DOBIZ.COM, INC.


                                        By: /s/ Joseph W. McDonnell
                                           -------------------------------------
                                        Name:  Joseph W. McDonnell
                                        Title: President

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Joseph W. McDonnell his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 29th day of January, 2002 indicated.

                 Signature                                Title
                 ---------                                -----

/s/ Phillip Pearce
-------------------------------                    Director and Chairman
Name:  Phillip Pearce


/s/ Michael Wong
-------------------------------                    Assistant Treasurer,
Name:  Michael Wong                                Assistant Secretary and
                                                   Director


-------------------------------                    Director
Name:  Richard Liu


/s/ Joseph W. McDonnell
-------------------------------                    President and Director
Name: Joseph W. McDonnell

                                  EXHIBIT INDEX

Exhibit
Number      Description
------      -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1*       Consent of Meeks, Dorman & Company, P.A., auditors to the Company.

23.2*       Consent of Jenkens &  Gilchrist  Parker  Chapin  LLP  (contained  in
            Exhibit 5.1).

24.1*       Powers of Attorney of certain directors and officers of the Company.

99.1* Consulting Agreement dated as of January 24, 2002 by and between the Company and Robert Weidenbaum

99.2* Consulting Agreement dated as of January 24, 2002 by and between the Company and Douglas G. Furth

99.3* Consulting Agreement dated as of January 24, 2002 by and between the Company and M. Robert Walker

99.4* Consulting Agreement dated as of January 24, 2002 by and between the Company and Vincent Molinari

----------

* Filed herewith.